Exhibit 99.1

Daniel Platt to Join Whitehall Board

CHICAGO--(BUSINESS WIRE)--Whitehall Jewelers Holdings, Inc. (OTCBB:WHJH), a leading national specialty retailer of fine jewelry, announced today that Daniel Platt has become a Director of the Company, succeeding Charles Philips, who resigned effective April 1, 2008.

Mr. Platt, age 35, has been employed by Prentice Capital Management, LP since May 2006. Mr. Platt is Co-Head of Special Investments at Prentice. His responsibilities at Prentice include sourcing acquisition targets, structuring debt and equity for acquisitions, debt underwriting and joint oversight of Prentice Capital’s portfolio companies. Mr. Platt also sits on the boards of directors of certain of Prentice’s portfolio companies, including Ascendia Brands, Inc., a consumer products company. Prior to joining Prentice, Mr. Platt was employed as a Managing Director by the Consumer & Retail Division of Banc of America Securities LLC, where his responsibilities included originating new business, structuring transactions, leading underwritings and portfolio management. Prior to joining Banc of America in 1999, Mr. Platt held various positions with May Department Stores.

About Whitehall Jewelers

Whitehall Jewelers is a national specialty retailer of fine jewelry offering a selection of merchandise in the following categories: diamonds, gold, precious and semi-precious jewelry and watches. As of April 2, 2008, it operated 297 stores in regional and super-regional malls under the names Whitehall and Lundstrom.

CONTACT:
Whitehall Jewelers Holdings, Inc.
Peter Michielutti, Chief Financial Officer
312-782-6800
or
ICR, Inc.
John Mills/ Ina McGuinness
310-954-1100